Exhibit 99.1

Creative Computer Applications, Inc.

Summary:	Creative Computer Applications, Inc.
(AMEX - CAP) reports results of operations for the second fiscal quarter ended June 30, 2005

Company Contact:	Steven M. Besbeck, President & CEO
(818) 880-6700 X-252

FOR IMMEDIATE RELEASE

CALABASAS, CALIFORNIA, August 15, 2005,…CREATIVE COMPUTER APPLICATIONS, INC. or CCA (AMEX -CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and radiology departments, announced today its results of operations for its second fiscal quarter and six-month period ended June 30, 2005.

Sales for the second fiscal quarter ended June 30, 2005 were $1,556,007 compared to sales of $1,794,994 for the comparable quarter ended June 30, 2004. The Company incurred a net loss of $238,538 or $.07 basic and diluted earnings per share, for the current fiscal quarter, compared to income of $10,114, or $.00 basic and diluted earnings per share, for the comparable quarter one year ago.

Sales for the six-month period ended June 30, 2004 were $3,381,295 compared to sales of $3,753,694 for the comparable six-month period one year ago. The Company incurred a net loss of $425,502 or $.13 basic and diluted loss per share, for the current six-month period, compared to net income of $136,811, or $.04 basic and diluted earnings per share, for the comparable six-month period one year ago.

Steven M. Besbeck, President and CEO, stated,  “ CCA’s results of operation for our second fiscal quarter over the comparable period were impacted by legal, accounting, consultant, and other expenses associated with our pending merger with StorCOMM Inc., and a reduction in sales primarily attributable to an unanticipated turnover in our sales department. As previously announced, we appointed a new Vice President of Sales effective July 1, who is actively addressing our sales issues.   Most of our merger related activities and the associated expenses are non-recurring, others may continue to impact our operating results in the foreseeable future until we have fully integrated our businesses together.  Our timeline for completing the merger has extended out further due to unavoidable delays, but we now expect to complete it this fall.  Our product development department continues to make significant advances in integrating our product technologies, which has also had an impact on our current operating results.  The results of this effort, we believe will pay off in the future.”

Creative Computer Applications, Inc.

Operating Results (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net Sales and Service Revenues	$1,556,007	$1,794,994	$3,381,295	$3,753,694
Gross Margin	774,958	865,312	1,732,034	1,970,592
Operating Income (Loss)	(240,384)	10,100	(426,883)	136,638
Net Income (Loss)	(238,538)	10,114	(425,502)	136,811
Basic Earnings (Loss) Per Share	(.07)	.00	(.13)	.04
Diluted Earnings (Loss) Per Share	(.07)	.00	(.13)	.04

Average Shares Outstanding (Basic)	3,383,233	3,318,900	3,368,567	3,318,900
(Diluted)	3,383,233	3,418,109	3,368,567	3,423,240

26115-A MUREAU ROAD  • CALABASAS, CALIFORNIA  91302-3128

(818) 880-6700  • (800) 437-9000 •  FAX (818) 880-4398

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments.  Its primary products, CyberLAB®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.